Exhibit 99.1

First Reliance Announces 1st Quarter Pre-Tax Income of $558,508 - Up 21%

PR Newswire -- April 20, 2005

FLORENCE, S.C., April 20 /PRNewswire-FirstCall/ -- First Reliance Bancshares, Inc., (OTC Bulletin Board: FSRL), the holding company for First Reliance Bank, reported unaudited pre-tax income for the quarter ended March 31, 2005 of $558,508, an increase of $98,087, or 21%, over the $460,421 reported for the quarter ended March 31, 2004. Unaudited net income increased 20%, to $385,599, as compared to $321,174 reported in the prior-year period. Earnings benefited from strong growth in both net interest income and noninterest income. Specifically, net interest income increased 62% to $3,040,508 for the quarter ended March 31, 2005, while noninterest income grew 23% to $605,510. Basic earnings per share were $0.12, a decrease of $0.01 from the $0.13 reported in the prior-year period. The earnings per share for the quarter ended March 31, 2005 is based on average shares of 3,221,902 compared to 2,494,560 shares reported in the prior-year period. The additional shares are primarily the result of a successful stock offering completed in December 2004. The offering provided $8 million of new capital and increased the number of shares by 700,000.

At March 31, 2005, total assets were $332.6 million, an increase of $138.0 million, or 71% over the $194.6 million reported for March 31, 2004. Loans increased $124.5 million or 82% to $275.7 million, funded primarily by growth in deposits. Deposits increased to $261.1 million, up 71% from $152.5 million for the prior-year period. The allowance for loan losses as a percentage of loans was 1.07% as of March 31, 2005.

Rick Saunders, President and CEO commented, “The beginning of 2005 saw the official opening of our fourth full service branch located in the Peninsula area of Charleston. Additionally, we received regulatory approval to open our fifth office in Mt. Pleasant, SC, which we anticipate occurring in the second quarter. Our tremendous growth can be attributed in part to our latest branch opening in Charleston as well as our continued growth in the Midlands Region.

“With 2005 underway, we intend to expand our Retail banking services with numerous initiatives that will support our growth and service goals. They include an on-line mortgage application, 5 Way Service Promise, account acquisition through our Totally Free Checking program, expanded hours of operation, Free ATM use and customer WOW events.”

First Reliance Bank focuses heavily on personal customer service and offers a full range of financial services. Personal products include checking and savings accounts, money market accounts, CDs and IRAs, and personal mortgage loans. Business products include checking and savings accounts, commercial lending services, money market accounts, and a deposit courier service.

Several new initiatives are scheduled for introduction throughout the year. eACCESSMortgage, the bank’s on-line mortgage initiative was launched towards the end of the first quarter. It offers consumers the convenience of applying for a mortgage on-line in a safe and secure environment at a time that best fits their schedules.

In conjunction with the new eACCESSMortgage product, the bank is introducing their 5 Way Mortgage Service Promise. The 5 Way Mortgage Service Promise is the first of two Service Promises that will be introduced; the Retail Service Promise is anticipated later this year. The 5 Way Mortgage Service Promise provides customers with 5 specific promises that the bank guarantees to meet or exceed, or they will financially compensate the customer in the amount of $500.00.

With one of the bank’s major strategic initiatives being account acquisition, the bank will launch Totally Free Checking in late April. Totally Free Checking is an all inclusive program that combines proven marketing and sales strategies to grow our number of checking accounts. While the primary objective is to increase the number of checking accounts, it will also generate opportunities for expanding relationships and fully engage the staff in achieving the bank’s growth objectives.

Other initiatives projected for introduction later in the year that are sure to excite existing customers as well as attract new customers to the bank include 8am-to-8pm banking which will expand the bank’s hours of operation at their Florence Main office. Extended hours will go into effect at their other locations later in the year. Plans are also being finalized to eliminate all fees associated with ATM usage.

Internally, the bank rolled out their CRM (Customer Relationship Management) software. The CRM system greatly enhances the bank’s ability to understand and subsequently better serve their customers.

Based in Florence, South Carolina, First Reliance Bancshares, Inc., is a bank holding company with approximately $333 million in assets as of March 31, 2005. First Reliance Bank, which was opened in 1999, is the Company’s sole operating subsidiary. The Bank, which serves as one of the only locally owned and operated banks in the Florence area, maintains two branch offices and a Technology Center in Florence, South Carolina, a branch in Lexington, South Carolina, and one branch in Charleston, South Carolina.

First Reliance Bancshares stock is traded on the OTC Bulletin Board under the symbol “FSRL”. Information about the Company is available on our website at http://firstreliance.com .

This press release contains forward-looking statements about branch openings within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements give our expectations or forecasts of future events.

Any or all of our forward-looking statements here or in other publications may turn out to be incorrect. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. Consequently, no forward looking- statements can be guaranteed. Our actual results may vary materially, and there are no guarantees about the performance of our stock.

We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future results or otherwise. You are advised, however, to consult any future disclosures we make on related subjects in our reports to the SEC.

Contact Jeffrey A. Paolucci, Senior Vice President and Chief Financial Officer, (843) 674-3250

First Reliance Bancshares, Inc.
Consolidated Reports of Income

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004

	(Unaudited)	(Unaudited)
Interest Income
Loans and Fees	4,305,702	2,356,597
Taxable Securities	182,285	190,413
Nontaxable Securities	125,971	101,147
Nonmarketable Securities	11,839	—
Federal Funds Sold and Other	7,173	1,395
Total	4,632,970	2,649,552
Interest Expense
Deposits	1,337,825	651,697
FHLB Advances	239,502	117,958
Federal Funds Purchased and Repurchase Agreements	15,135	5,188
Total	1,592,462	774,843
Net Interest Income	3,040,508	1,874,709
Provision for loan losses	172,552	109,928
Net Interest Income after provision	2,867,956	1,764,781
Noninterest Income
Residential mortgage origination fees	152,774	99,005
Service charges on deposit accounts	328,605	248,387
Brokerage fees	31,002	30,297
Gain/Loss on sale of Other Real Estate	(30,025)	—
Gain/Loss on sale of Fixed Assets	(287)	—
Credit life insurance commissions	7,661	22,879
Other charges, commissions and fees	115,780	90,374
Total	605,510	490,942
Noninterest Expense
Salaries and employee benefits	1,706,080	1,071,596
Occupancy expense	158,395	76,857
Furniture and equipment expense	174,218	143,488
Other operating expenses	876,265	503,361
Total	2,914,958	1,795,302
Income before tax	558,508	460,421
Income tax expense	172,909	139,247
Net Income	385,599	321,174
Basic earnings per share	0.12	0.13
Diluted earnings per share	0.11	0.13

First Reliance Bancshares, Inc.
Balance Sheet

	March 31 2005	March 31 2004	December 31 2004

	(Unaudited)	(Unaudited)	(Audited)
Assets:
Cash and Cash Equivalents
Cash and Due Froms	5,972,453	2,996,418	3,803,535
Federal funds sold	7,595,000	1,499,000	1,042,000
Total cash and cash equivalents	13,567,453	4,495,418	4,845,535
Investment securities Securities available for sale	28,142,501	26,558,428	28,567,666
Nonmarketable equity securities	2,469,600	1,120,000	1,714,700
Other Investments	—	—	—
Total investment securities	30,612,101	27,678,428	30,282,366
Loans held for sale	1,331,952	1,734,244	1,332,890
Loans receivable	275,681,928	151,165,366	238,362,092
Less allowance for loan losses	(2,954,120)	(1,781,804)	(2,758,225)
Loans, net	272,727,808	149,383,562	235,603,867
Premises, furniture, and equipment, net	7,159,172	5,805,962	5,891,402
Accrued interest receivable	1,500,645	832,243	1,458,673
Other real estate owned	342,509	366,002	320,598
Other assets	5,329,219	4,342,843	5,235,552
Total Assets	332,570,859	194,608,702	284,970,883
Deposits:
Noninterest bearing transaction accounts	31,877,012	20,310,063	27,560,581
Interest bearing transaction accounts	17,380,363	16,150,105	15,525,590
Savings	64,522,914	19,700,954	46,299,198
Time deposits $100,000 and over	96,003,028	64,272,328	93,975,912
Other time deposits	51,299,038	32,047,713	42,132,546
Total deposits	261,082,355	152,481,163	225,493,827
Securities sold under agreements to repurchase	3,195,332	2,244,760	3,061,903
Federal funds purchased	—	—	—
Advances from Federal Home Loan Bank	39,000,000	20,400,000	27,900,000
Accrued interest payable	689,868	530,820	742,017
Other liabilities	993,355	479,931	414,487
Total Liabilities	304,960,910	176,136,674	257,612,234
Shareholders’ Equity:
Common Stock	32,294	24,946	32,039
Capital Surplus	23,597,787	15,371,677	23,428,034
Retained Earnings	4,049,900	2,646,776	3,664,301
Accumulated other comprehensive income	(60,136)	428,629	241,671
Treasury Stock	(9,896)	—	(7,396)
Total Equity	27,609,949	18,472,028	27,358,649
Total Liabilities and Shareholders Equity	332,570,859	194,608,702	284,970,883

SOURCE  First Reliance Bancshares, Inc.
          -0-                         04/20/2005
          /CONTACT:  Jeffrey A. Paolucci, Senior Vice President and Chief Financial
Officer of First Reliance Bank, +1-843-674-3250, or
jpaolucci@firstreliance.com /
          /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20041022/CLF051LOGO
                    AP Archive:  http://photoarchive.ap.org
                    PRN Photo Desk, photodesk@prnewswire.com/
          /Web site:  http://www.firstreliance.com